AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION


Parties: Featherlite, Inc. (formerly Featherlite Mfg., Inc., "Featherlite")
         Mitchell Motorcoach Sales, Inc. ("Mitchell Motorcoach")
         Harvey G. Mitchell and Patricia A. Mitchell ("Mitchells")
         Robert M. Meixner ("Meixner")
         Mark Molder ("Molder")
         (Mitchells, Meixner and Molder are collectively referred to as the "Shareholders")

Date:    December 31, 1998

Recitals:

         A. Featherlite, Mitchell Motorcoach and the Shareholders are parties to an Agreement and Plan of Reorganization dated May 8, 1998 (the "Agreement"). All capitalized terms in this Amendment shall have the meaning given to them in the Agreement.

         B. The Agreement provided in Section 2.7 for an adjustment to the number of Featherlite Shares issued initially to Mitchell Motorcoach and the maximum number of Earnout Shares available for later issuance based on the Closing Balance Sheet.

         C. The Closing Balance Sheet was delivered and an adjustment made in accordance with the terms of the Agreement but subsequently it has been determined that a further adjustment is required. The parties hereto intend for this Amendment to authorize and implement such further adjustment.

Agreements:

         The parties hereto hereby agree as follows:

         1. A further adjustment to number of Featherlite Shares in the manner provided by Section .7 of the Agreement is required.

         2. With regard to 1998 Vogue coach #VM258 the adjustment for proper valuation is a reduction of $69,645.

         3. With regard to 1997 Vogue coach #VM203 the adjustment for proper valuation is a reduction of $97,914.

         4. The total adjustment of $167,559 shall be made in the manner provided in Section 2.7 of the Agreement as if the adjustment had been made in the Closing Balance Sheet. Therefore, Mitchell Motorcoach authorizes the delivery of 18, 287 Featherlite Shares to Featherlite from the shares pledged pursuant to Section 5.19 of the Agreement, the cancellation of such shares and an increase in the maximum number of Earnout Shares in the same number.


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         5. All other provisions of the Agreement shall remain in full force and effect.


                                           Featherlite, Inc.

                                           By:
                                              ---------------------------------

                                           Mitchell Motorcoach Sales, Inc.

                                           By:
                                              ---------------------------------


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Robert M. Meixner                          Harvey G. Mitchell


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Mark Molder                                Patricia A. Mitchell